                                                                    EXHIBIT 99.1

                                  NEWS RELEASE
-----------------------------------------------------------------------------------
846 N. Mart-Way Court Olathe, Kansas 66061   Phone: 913-647-0158  Fax: 913-647-0132
                                                  investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:   Karl B. Gemperli
           (913) 647-0158, Phone
           (913) 647-0132, Fax
           investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Olathe, Kansas (September 7, 2006) - Elecsys Corporation (AMEX: ASY), today announced the financial results for its first quarter ended July 31, 2006.

Sales for the quarter were $3,862,000, an increase of $382,000, or 11%, from
$3,480,000 in sales for the comparable period of fiscal 2006. Total backlog at
July 31, 2006 was approximately $12,311,000, an increase of $5,278,000, or 75%, from a total backlog of $7,033,000 on July 31, 2005 and an increase of
$1,768,000, or 17%, from $10,543,000 on April 30, 2006.

Gross margin was approximately 34% of sales, or $1,314,000, for the quarter as compared to 29% of sales, or $1,024,000, for the quarter ended July 31, 2005.

Operating income for the quarter was $333,000, as compared to $137,000 for the same quarter in the prior year.

Income tax expense for the period was $137,000. There was no income tax expense recognized in the first quarter of fiscal year 2006 as a result of the Company's net operating loss carryforward. Due to the Company's recent profitability and projected earnings from operations, management concluded that recognition of its deferred tax asset was necessary in the fourth quarter of fiscal year 2006. For subsequent periods for which the Company has earnings, including the current quarter ended July 31, 2006, the Company will incur income tax expense.

As a result of the above, net income was $169,000, or $0.05 per diluted share, for the quarter ended July 31, 2006 as compared to $114,000, or $0.03 per diluted share, reported for the quarter ended July 31, 2005.

The increase in sales for the quarter was due primarily to both new and existing customer orders at DCI. DCI sales increased approximately $398,000 or 12% for the current period as compared to the previous year. Sales volumes at NTG were approximately $168,000 for the quarter ended July 31, 2006 as compared to
$204,000 in the quarter ended July 31, 2005. The $36,000 decrease in sales at
NTG was the result of fewer unit shipments during the period slightly offset by an increase in recurring network messaging services. Due to the amount of shipments scheduled from our backlog, we anticipate an increase in sales volumes over the next few quarters at DCI. Sales at NTG are expected to be higher over the next few quarters as a result of increased marketing efforts with our current products.

Karl B. Gemperli, Chief Executive Officer, remarked, "We are pleased to announce first quarter results that reflect continued sales growth, enhanced gross margins, and improved bottom-line performance compared to the prior year. We have continued to broaden our customer base and enhance operating performance.
The strong value proposition we offer to our customers and the high level of service we provide has created opportunities for continued growth. Based on our backlog, which has increased by over 75% from last year, the new state-of-the-art manufacturing facility we are currently moving into, and the additional business prospects in front of us, we believe we are positioned for revenue and earnings growth to continue during the coming quarters. We look forward to completing the sale of our old building by the end of September."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the aerospace, medical, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended
                                                                 July 31,
                                                         2006                 2005
                                                         ----                 ----
Sales                                                        $3,862               $3,480
Cost of products sold                                         2,548                2,456
                                                   -----------------    -----------------
Gross margin                                                  1,314                1,024

Selling, general and administrative expenses                    981                  887
                                                   -----------------    -----------------

Operating income                                                333                  137

Financial income (expense):
  Interest expense                                             (31)                 (24)
  Other income, net                                               4                    1
                                                   -----------------    -----------------
                                                               (27)                 (23)
                                                   -----------------    -----------------

Income before income taxes                                      306                  114

Income tax expense                                              137                   --
                                                   -----------------    -----------------

Net income                                                     $169                 $114
                                                   =================    =================

Net income per share information:
  Basic                                                       $0.05                $0.04
  Diluted                                                     $0.05                $0.03

Weighted average common shares outstanding:
   Basic                                                      3,240                3,240
   Diluted                                                    3,402                3,389